UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 11, 2018

SOLAREDGE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36894	20-5338862
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 HaMada Street, Herziliya Pituach, Israel	4673335
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: 972 (9) 957-6620

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 17, 2018, SolarEdge Technologies, Inc. (the “Company”) closed on its acquisition of approximately 75% of Kokam Co., Ltd. (“Kokam”), a provider of Lithium-ion cells, batteries and energy storage solutions.  The acquisition was made pursuant to (1) a Share Purchase Agreement with Mr. Ji Jun Hong (the “Hong Purchase Agreement”) for the purchase of shares representing approximately 32.2% of Kokam at an aggregate cash purchase price of 37.8 billion Korean wan (approximately $33.2 million) and (2) agreements with various shareholders of Kokam (the “Ancillary Purchase Agreements” and, together with the Hong Purchase Agreement, the “SPAs”) for the purchase of shares representing approximately 42.8% of Kokam at an aggregate cash purchase price of 41.4 billion Korean wan (approximately $36.4 million).  The SPAs became effective October 11, 2018, and the Company’s aggregate investment in Kokam will be approximately $88 million, including transaction related expenses.

The SPAs contained representations, warranties and covenants customary for a transaction of this nature.  The Company and sellers agreed to take actions required to consummate the transactions contemplated by the SPAs.  Mr. Hong agreed, among other things, subject to certain exceptions, to cause Kokam to conduct its business in the ordinary course during the period between the execution of the Hong Purchase Agreement and the closing of the transactions.

The Company and Mr. Hong agreed in the Hong Purchase Agreement to indemnify one another for certain breaches of representations and warranties stated therein.  Out of the consideration payable under the Hong Purchase Agreement, an amount equal to 8.3 billion Korean wan was placed in an escrow account to satisfy potential indemnification obligations to the Company.

Item 2.01.  Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAREDGE TECHNOLOGIES, INC.

Date: October 17, 2018	By:	/s/ Rachel Prishkolnik
	Name:	Rachel Prishkolnik
	Title:	General Counsel and Corporate Secretary